EXHIBIT Z
                                                                      ---------



                 HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
                       C/O 555 MADISON AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022


                                October 1, 2007


APN Holding Company, Inc.
c/o 555 Madison Avenue, 16th Floor
New York, New York  10022

Ladies and Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger, dated as of October 1, 2007 (as amended from time to time, the "MERGER AGREEMENT"), by and among Salton, Inc., a Delaware corporation ("PARENT"), SFP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGERSUB"), and APN Holding Company, Inc., a Delaware corporation ("APN HOLDCO"), pursuant to which MergerSub shall merge with and into APN Holdco with APN Holdco as the surviving corporation (the "MERGER"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement.

         We understand that, in order to finance the Transactions, APN Holdco requires financing in an aggregate amount, which together with all cash available at APN Holdco, Parent and their respective Subsidiaries, is sufficient to (a) refinance in full all amounts outstanding under the Indebtedness listed on SECTION 6.14(A) of the Apple Disclosure Schedule (other than amounts required to refinance such of Parent's 12 1/4% Senior Subordinated Notes due 2008 and Second Lien Notes as will be exhanged by the Funds (as defined below) in payment of the Aggregate Purchase Price (as defined below),
(b) provide such reasonable working capital and sufficient liquidity for Parent and its Subsidiaries after the Effective Time as APN Holdco shall deem appropriate and (c) pay all fees and expenses incurred in connection with the Transactions.

         This letter agreement confirms the terms and conditions pursuant to which Harbinger Capital Partners Master Fund I, Ltd. (the "MASTER FUND") and Harbinger Capital Partners Special Situations Fund, L.P. (the "SPECIAL FUND" and together with the Master Fund, the "FUNDS") commit to provide the Financing.

         1. FINANCING. The Funds agree that at, and subject to, the Closing, the Funds will provide, or cause to be provided to Parent, a senior secured revolving credit facility (the "HARBINGER FACILITY") to provide financing in an aggregate amount, which together with all cash available at APN Holdco, Parent and their respective Subsidiaries, is sufficient to (a) refinance in full all amounts outstanding under the Indebtedness listed on
SECTION 6.14(A) of the Apple Disclosure Schedule (other than amounts required to refinance such of Parent's 12 1/4% Senior Subordinated Notes due 2008 and Second Lien Notes as will be exhanged by the Funds for shares of Parent Series D Preferred Stock pursuant to that certain Commitment Agreement of

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even date  herewith  among Parent and the Funds),  (b) provide such  reasonable working capital and sufficient liquidity for Parent and its Subsidiaries after the Effective Time as APN Holdco shall deem appropriate and (c) pay all fees and expenses incurred in connection with the Transactions. The terms of the Harbinger Facility will provide for a scheduled maturity no sooner than three years from the Effective Date, an interest rate (assuming no default) of 650 basis points over LIBOR and a 6.5% prepayment penalty declining ratably on an annual basis until maturity. The Harbinger Facility will also provide for security and guarantees, representations and warranties, covenants, conditions and events of defaults substantially similar to those set forth in Strawberry's Senior Secured Credit Facility as in effect on the date hereof, except that the Harbinger Facility will not contain any financial covenants. The Funds shall be paid up-front fees by Parent aggregating $5,000,000, assuming that the entire Financing is provided pursuant to the Harbinger Facility. If only a portion of the Financing is provided by the Harbinger Facility, the up-front fee payable to the Funds shall be equal to the product of $5,000,000 and a fraction, the numerator of which is the amount of borrowing availability under the Harbinger Facility and the denominator of which is the aggregate amount of the Financing being provided by all sources. There will be no warrants or other equity issued in connection with the Harbinger Facility.

         2. DEFINITIVE AGREEMENTS. As soon as reasonably practicable after your execution of this letter agreement, you and the Funds shall commence the good faith negotiation of definitive agreements relating to the Harbinger Facility in accordance with the terms and conditions hereof. The definitive agreements will include the terms summarized herein and such other terms typical for financings of this type.

         3. CERTAIN CONDITIONS. The commitments of the Funds hereunder are subject, in the Funds' sole discretion, to (a) the satisfaction of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement, (b) (c) the execution of the definitive agreements referred to in Section 2 above, and
(c) the concurrent consummation of the Transactions in accordance with the terms of the Merger Agreement.

         4. THIRD PARTY BENEFICIARY. The Funds acknowledge that Parent has relied on this letter agreement and is an express third-party beneficiary hereof. This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and APN Holdco, rights or remedies hereunder or in connection herewith.

         5. LIMITATIONS. Notwithstanding anything that may be expressed or implied in this letter agreement, it is expressly agreed and acknowledged that, no Person other than the Funds shall have any obligation hereunder and that, notwithstanding that the Master Fund is a company organized under the laws of the Cayman Islands and the Special Fund is a Delaware limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of either Fund or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or

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otherwise  be  incurred  by any former,  current or future  director,  officer,
agent,  employee,   general  or  limited  partner,  manager,  member,  advisor, stockholder, affiliate or assignee of either Fund or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, advisor, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the Funds under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

         6. ASSIGNMENT. Each of the Funds shall be entitled to assign all or a portion of its obligations hereunder to one or more of its Affiliates that agree to assume such Fund's obligations hereunder, PROVIDED that such Fund shall remain obligated to perform its obligations hereunder to the extent not performed by such Affiliate(s). This letter agreement shall not be assignable by APN Holdco without the Funds' prior written consent.

         7.       TERMINATION; AMENDMENT.

                  (a) If the Closing is not completed on or prior to the Outside Date, this letter agreement shall automatically terminate and be of no further force and effect, except that Sections 5, 8 and 9 of this letter agreement shall remain in full force and effect notwithstanding the termination of this letter agreement or the commitments and agreements of the Funds hereunder.

                  (b) This letter agreement may not be terminated (except as otherwise provided in paragraph (a) of this Section 7), amended, and no provision waived or modified, except by an instrument in writing signed by the Funds and APN Holdco; PROVIDED that (except as otherwise provided in paragraph
(a) of this Section 7) any termination, amendment, waiver or modification prior to the payment of the Merger Consideration shall require Parent's prior written consent.

         8. GOVERNING LAW; WAIVER OF JURY TRIAL. This letter agreement shall be governed and construed in accordance, with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter agreement shall be heard and determined exclusively in the state courts located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state courts located in the State of Delaware for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto or between any of the parties hereto and the express third-party beneficiary hereof, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT. EACH OF THE

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PARTIES HERETO (A) CERTIFIES THAT NO  REPRESENTATIVE,  AGENT OR ATTORNEY OF ANY
OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

         9. ENTIRE AGREEMENT; EFFECT. This letter agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior communications, written and oral, between the parties.

         10. COUNTERPARTS. This letter agreement may be executed in and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.


                  [Remainder of Page Intentionally Left Blank]




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         If the foregoing terms and conditions are acceptable to you, please so indicate by signing both of the enclosed copies of this letter agreement where indicated and returning one to the undersigned.

                                    Very truly yours,

                                    HARBINGER CAPITAL PARTNERS
                                    MASTER FUND I, LTD.


                                    By:  Harbinger Capital Partners Offshore
                                         Manager, L.L.C., AS ITS INVESTMENT
                                         MANAGER


                                    By:  /s/ Philip A. Falcone
                                         -------------------------------------
                                         Name:   Philip A. Falcone
                                         Title:  Vice President and Senior
                                                 Managing Director


                                    HARBINGER CAPITAL PARTNERS
                                    SPECIAL SITUATIONS FUND, L.P.

                                    By:  Harbinger Capital Partners Special
                                         Situations GP, LLC, ITS GENERAL PARTNER


                                         By:  /s/ Philip A. Falcone
                                              ---------------------------------
                                              Name:    Philip A. Falcone
                                              Title:   Vice President and Senior
                                                       Managing Director



Accepted and agreed to
on this 1st day of October, 2007:

APN HOLDING COMPANY, INC.


By: /s/ Philip A. Falcone
    -----------------------------------
    Name:    Philip A. Falcone
    Title:   Vice President and Senior
             Managing Director





                     [Signature Page to Commitment Letter]